UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 14, 2010

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Safe Technologies International, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	000-17746	22-2824492
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1200 North Federal Highway, Suite 200, Boca Raton, FL 33432
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 866-297-5070

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 14, 2010, we entered into an Agreement to Convert Debt with Franklin Frank, one of our largest shareholders.  Mr. Frank has lent money to the Company for many years in order to fund our operations. As of August 31, 2009, the accumulated amount of these loans , with interest, was converted into shares of our common stock at the then-current market value. Subsequent to that conversion, Mr. Frank has continued to fund our operating deficits through loans to the Company. As of May 14, 2010 the principal amount of the loans was $261,764.00 , plus accrued interest in the amount of $6,349.21, totaling  $268,113.21. Effective May 14, 2010, the total amount was converted into 18,775,435 shares of our common stock at a conversion price of $.01428 per share, which was the average of the closing bid and ask prices of our common stock over the twenty day period prior to the conversion date.

Item 3.02	Unregistered Sales of Equity Securities

Pursuant to the Agreement to Convert Debt reported above, we have agreed to issue 18,775,435 shares of our common stock to Franklin Frank in order to retire $268,113.21 of debt.  Mr. Frank is one of our largest shareholders, and is an accredited investor. Therefore the issuance is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Safe Technologies International, Inc.

Date: May 14, 2010	By:	/s/ Christopher L. Kolb
Christopher L. Kolb
President (principal executive officer)